Exhibit 99.1

Bank of the Ozarks Assumes Deposits and Purchases Assets of Woodlands Bank

LITTLE ROCK, Arkansas – Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today that its wholly-owned bank subsidiary, Bank of the Ozarks, has entered into a purchase and assumption agreement including loss share arrangements with the Federal Deposit Insurance Corporation (“FDIC”) to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Woodlands Bank of Bluffton, South Carolina.

All former Woodlands Bank locations will open at normal banking hours on Monday, July 19, 2010 as Bank of the Ozarks locations and all former Woodlands Bank customers will be able to conduct banking business as usual. Bank of the Ozarks will provide banking services to the holders of more than 8,000 former Woodlands Bank loan and deposit accounts.

“We are proud of our 107-year tradition of strong and prudent banking practices, and we are ready to deliver the best in friendly, hometown service supported by state-of-the-art technology to our new customers,” said George Gleason, Bank of the Ozarks Chairman and Chief Executive Officer. “Our new customers can rest assured that their deposits are safe and accessible.”

As a result of this agreement, Bank of the Ozarks expands its banking footprint into South Carolina, North Carolina and Alabama and increases its presence in Georgia. Bank of the Ozarks has operated a loan production office in Charlotte, North Carolina since 2001 and acquired five north Georgia banking offices in March, 2010. Woodlands Bank had operated eight banking offices in four states including offices in Bluffton and Beaufort, South Carolina; Southport and Wilmington, North Carolina; Savannah, Georgia; and three offices in Mobile, Alabama.

“We are pleased to enter South Carolina and Alabama, have a full-service banking office in North Carolina for the first time, and expand our presence in Georgia,” commented Gleason. “Our hallmark personal service and tradition of banking excellence will be extended to our new customers in six new communities. This acquisition provides Bank of the Ozarks an entrée for further expansion into these states.”

In this transaction, Bank of the Ozarks assumed approximately $350 million in deposits and acquired approximately $390 million in assets including approximately $275 million of loans and approximately $85 million of investment securities. Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse Bank of the Ozarks for 80% of the losses it incurs on the disposition of loans and foreclosed real estate. The net assets were purchased from the FDIC at a discount of $54.4 million. No deposit premium was paid. The valuation and purchase price of acquired assets and liabilities will be finally determined upon completion of appropriate valuation processes.

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Bank of the Ozarks Inc. has a long history of strong earnings, healthy capital and excellent asset quality; it achieved its ninth consecutive year of record net income in 2009. This is the bank’s second FDIC-assisted transaction in 2010 and the transaction is expected to be accretive to net income, diluted earnings per common share and book value per common share.

“As we have looked at various FDIC-assisted transactions, we have considered some transactions as having more strategic attributes and other transactions as being more financial in nature,” said Gleason. “This transaction is largely financial in nature although it does afford us the strategic advantage of expanding our presence in Georgia and gives us full-service banking operations in three more states, including North Carolina in which we have operated a loan production office for many years.”

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 86 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, seven Texas banking offices, five north Georgia banking offices acquired in March 2010, a loan production office in Charlotte, North Carolina and its eight newly acquired banking offices in South Carolina (2), North Carolina (2), Georgia (1) and Alabama (3). The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

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